Exhibit 21.1
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Subsidiaries of the Company as of January 1, 2001
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Realty Income Texas Properties, L.P.
  a Delaware limited partnership

Realty Income Texas Properties, Inc.
  a Delaware corporation

Crest Net Lease, Inc.
  a Delaware corporation

































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